SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Burlington Northern Santa Fe Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS

BURLINGTON NORTHERN SANTA FE CORPORATION

The eighth annual meeting of shareholders of Burlington Northern Santa Fe Corporation (“BNSF” or the “Company”) will be held at 2:00 p.m. on Wednesday, April 16, 2003, at The Fort Worth Club, Horizon Room, 306 West 7th Street, Fort Worth, Texas for the following purposes:

(1)	to elect 12 directors; and

(2)	to transact such other business as is properly brought before the meeting and at any adjournment or postponement of the meeting.

Shareholders of record at the close of business on February 28, 2003, are entitled to notice of the meeting and are entitled to vote at the meeting in person or by proxy. A list of these shareholders will be kept at the offices of the Company in Fort Worth, Texas, for a period of ten days prior to the meeting. Only shareholders or their proxy holders may attend the meeting.

By order of the Board of Directors.

Jeffrey R. Moreland

Executive Vice President Law & Government

Affairs and Secretary

2650 Lou Menk Drive

Fort Worth, Texas 76131-2830

March 11, 2003

YOUR VOTE IS IMPORTANT. Please vote promptly by toll-free telephone or via the Internet, or by signing, dating and returning your proxy card in the prepaid envelope, as explained on your proxy card, whether or not you plan to attend the meeting.

Burlington Northern Santa Fe Corporation 2650 Lou Menk Drive Fort Worth, Texas 76131-2830

PROXY STATEMENT FOR 2003 ANNUAL MEETING OF SHAREHOLDERS

Your vote is very important. For this reason, the Board of Directors is requesting that you allow your common stock to be represented at the 2003 annual meeting of shareholders by the proxies named on the enclosed proxy card. We are first mailing this proxy statement and the form of proxy in connection with this request on or about March 11, 2003.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Time and Place	April 16, 2003 2:00 p.m., Central Time	The Fort Worth Club Horizon Room 306 West 7th Street Fort Worth, Texas

Items to be Voted Upon	You will be voting on the following matters:

•	the election of 12 directors; and

•	such other business as is properly brought before the meeting and at any adjournment or postponement of the meeting

Who May Vote

You are entitled to vote your common stock if our records show that you held your shares as of the close of business on the record date, February 28, 2003. Each shareholder is entitled to one vote for each share of common stock held on that date, at which time we had 373,770,375 shares of common stock outstanding and entitled to vote. The Company’s common stock is its only issued and outstanding class of stock. Shares held by the Company in its treasury are not voted.

How to Vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. If your shares are held by a bank, broker or other nominee on your behalf, that holder will send you instructions as to how your shares may be voted. If you are a registered shareholder — you hold your shares in your own name — you may vote by proxy using one of the following methods:

Proxy Card:    If you sign, date and return your signed proxy card before the annual meeting, we will vote your shares as you direct. For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate.

If you return your signed proxy card but do not specify how you want to vote your shares, we will vote your shares:

•	“FOR” the election of all nominees for director identified on pages 13-15; and

•	In our discretion as to other business that properly comes before the meeting or at any adjournment or postponement of the meeting.

Telephone Voting:    If you elect to vote your proxy by telephone as described in the telephone voting instructions on the proxy card, we will vote your shares as you direct. Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card, as described above.

Internet Voting:    You may elect to vote via the Internet by using the Internet address and following the instructions on the proxy card. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card, as described above.

Changing Your Vote	You can revoke your proxy at any time before it is voted at the annual meeting by:

•	submitting a new proxy with a later date (i) by using the telephone or Internet voting procedures, or (ii) by signing and returning a proxy card to the Company;

•	attending the annual meeting and voting in person (except for shares held through a bank, broker, or other nominee of record); or

•	sending written notice of revocation to our Secretary, Jeffrey R. Moreland.

Votes Required

The nominees for election as directors at the annual meeting will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote. The 12 nominees having the greatest number of votes will be elected. Any other matters submitted to the shareholders, if presented and in order, will require the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting.

Counting the Vote

Quorum.    A quorum of shareholders is necessary to hold a valid meeting. The presence in person or by proxy of at least a majority of the shares of Company common stock entitled to vote at the meeting is a quorum. Abstentions and broker “non-votes” count as present for establishing a quorum. Shares held by the Company in its treasury do not count towards a quorum.

A broker “non-vote” occurs on an item when shares held by a broker are present or represented at the meeting but the broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given. If you have returned valid proxy instructions or vote in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from any matter introduced at the meeting.

Effect of Abstentions and Broker Non-Votes.    Abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not entitled to vote for purposes of determining whether shareholder approval of that matter has been obtained, and therefore will have no effect on the outcome of the vote on any such matter.

Inspectors of Election. Representatives of EquiServe Trust Company, N.A., will tabulate the votes and act as inspectors of election.

Dividend Reinvestment Plan

Shares held for the account of persons participating in the Company’s dividend reinvestment plan will be voted in accordance with the vote indicated by the shareholder of record on the proxy. If the proxy is properly executed and returned but no choice is indicated, both record shares and shares held in the Company’s dividend reinvestment plan will be voted “FOR” the election of our nominees for director and in our discretion as to other business that properly comes before the meeting and is in order. If a shareholder does not vote the shares held of record, the individual’s shares held in the dividend reinvestment account will not be voted.

Company 401(k) Savings Plans

For employees participating in one of the Company’s 401(k) savings plans, your proxy card permits you to direct the trustee how to vote the number of shares allocated to your account. The trustees of the Company’s 401(k) plans also vote allocated shares of common stock for which they have not received direction in the same proportion as directed shares are voted.

Annual Meeting Admission

If you plan on attending the meeting, please mark the appropriate box on your proxy card or, if voting by telephone or via the Internet, please indicate your plans when prompted. An admission card is included if you are a registered shareholder; simply detach it from the proxy card and bring it with you. If you are a beneficial owner of stock held by a bank, broker or investment plan (with your stock held in “street name”), an admission card in the form of a proxy will be sent to you by your broker or other registered holder. If you do not receive the proxy in time, you may be admitted to the meeting by showing your most recent brokerage statement or other proof of ownership verifying your beneficial ownership of our stock on February 28, 2003, the record date for voting. Because seating is limited, admission will be limited to shareholders, or their proxyholders, who have an admission card or other proof of ownership.

Proxy Solicitation	We will pay our costs of soliciting proxies.

In addition to this mailing, the Company’s employees and agents may solicit proxies personally, electronically, by telephone or otherwise. We are paying Georgeson Shareholder Communications Inc. a fee of $11,500, plus reimbursement for out-of-pocket expenses, to help with the solicitation.

The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. We encourage you to send in your proxy without delay. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

People with Disabilities

We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plans to attend. Please call or write our Secretary at least two weeks before the meeting.

GOVERNANCE OF THE COMPANY

Role of the Board

Pursuant to the Delaware General Corporation Law, the business, property and affairs of the Company are managed under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for the overall performance and direction of the Company, but is not involved in day-to-day operations. Members of the Board keep informed of the Company’s business by participating in Board and committee meetings, by reviewing analyses and reports sent to them regularly, and through discussions with the Chairman, President, and Chief Executive Officer and other officers.

Board Structure

The Company currently has 13 directors. Each director is elected to a one-year term. One current director—Bill M. Lindig—is not standing for re-election at the 2003 annual meeting, and the size of the Board is being reduced accordingly to 12 members.

2002 Board Meetings

In 2002, the Board met six times. Each incumbent member of the Board attended 75 percent or more of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served. Average attendance at Board and committee meetings for all directors was 96 percent.

Board Committees

The Board has established Executive, Compensation and Development, Directors and Corporate Governance, and Audit Committees. No member of any committee is presently an employee of the Company or its subsidiaries with the exception of Mr. Rose, who serves as Chairman of the Executive Committee.

The Executive Committee did not meet during 2002. The committee can exercise the authority of the Board during intervals between meetings of the Board subject to certain limitations of Delaware law.

The Compensation and Development Committee met five times during 2002. The committee is responsible for grants of stock awards, and reviews and makes recommendations to the Board concerning:

•	the compensation of the Chairman, President and Chief Executive Officer and senior officers of the Company;

•	employee benefit and stock plans, and Company compensation systems and practices; and

•	the evaluation of the performance of the Company’s officers and the selection of individuals for appointment or promotion as officers.

The Directors and Corporate Governance Committee met three times during 2002. The committee reviews and makes recommendations to the Board concerning:

•	the size and composition of the Board;

•	nominees for election as directors;

•	evaluation of the performance of the Board; and

•	compensation and benefits for directors.

The Audit Committee met six times during 2002. The functions of the committee are:

•	to oversee the Company’s accounting, auditing, and financial policies and practices and its internal control policies and procedures;

•	to recommend to the Board the engagement of an independent public accountant; and

•	to review with management and the independent public accountant the Company’s financial statements, basic accounting and financial policies and practices, audit scope, and competence of control personnel.

Directors’ Compensation

We pay non-employee directors an annual retainer fee of $40,000, in quarterly installments. We pay each Committee Chairman a supplemental annual retainer fee of $5,000. In addition, for attendance at each Board or Committee meeting or any inspection trip or similar meeting, we pay a meeting fee of $1,000 plus expenses. Directors who are also officers or employees of the Company receive no compensation for their duties performed as a director.

Directors’ Retirement and Stock Plans

Burlington Northern Santa Fe Directors’ Retirement Plan.    Non-employee Board members are eligible for an annual benefit under the Directors’ Retirement Plan if they have served as a member of the Board for ten consecutive years, have attained mandatory retirement age, or are designated by the Directors and Corporate Governance Committee as eligible for benefits. The annual benefit is the amount of the annual retainer fee for services as a Board member at the time of termination of service; the benefit ceases upon an individual’s death. Service as a member of the boards of BNSF’s predecessor companies counts toward the ten consecutive years of service requirement.

Burlington Northern Santa Fe Non-Employee Directors’ Stock Plan.    On April 17, 2002, each non-employee director (except for Director Watts) was granted non-qualified stock options to purchase 3,000 shares of Company common stock at $29.24 per share, the fair market value on the date of grant, pursuant to the Non-Employee Directors’ Stock Plan. These options vest on April 17, 2003 (unless earlier terminated pursuant to the plan) and expire on April 17, 2012, or earlier if a director leaves the Board. Upon his election to the Board on January 16, 2003, Director Watts was granted non-qualified stock options to purchase 739 shares of Company Common Stock at $26.67 per share (the fair market value on the date of grant), the number of options reflecting a pro rata reduction for the portion of the plan year beginning April 17, 2002, that elapsed prior to his election. Each non-employee director elected to the Board of Directors at the 2003 annual meeting and at each subsequent annual meeting will automatically be granted non-qualified stock options to purchase 3,000 shares of Company common stock (subject to adjustment as provided in the Non-Employee Directors’ Stock Plan) at the fair market value of such shares on the date that the options are granted. Each option will become exercisable commencing on the first anniversary date of the grant and will terminate no later than ten years from the date of grant.

Beginning in April 2001, each non-employee director elected at the annual meeting of shareholders is entitled to receive a one-time grant of 1,000 Restricted Stock Units. At this year’s meeting and each subsequent annual meeting, each newly-elected non-employee director who has not previously received such an award will receive a one-time grant of 1,000 Restricted Stock Units. The Restricted Stock Units will vest upon the date the director’s term of service ends, subject to the director’s having served on the Board at least until the next annual meeting following election to the Board. Upon vesting, the director receives one share of the Company’s common stock for each Restricted Stock Unit. Directors holding Restricted Stock Units do not have any rights of a shareholder but have the right to receive a cash payment in lieu of a dividend at such times and in such amounts as dividends would otherwise be paid.

The Non-Employee Directors’ Stock Plan also permits directors by timely election to forego up to 25 percent of their annual retainer and receive a Retainer Stock Award in the form of restricted stock equal to 150 percent of the amount foregone based on the fair market value of BNSF’s common stock on the date of grant (December 31 of each calendar year), to vest three years from the date of grant. In 2002, ten non-employee directors each received a Retainer Stock Award of 578 restricted shares after electing to forego 25 percent of their annual retainer.

Burlington Northern Santa Fe Deferred Compensation Plan for Directors.    Non-employee directors may voluntarily defer a portion or all of the fees they would otherwise receive into a Prime Rate interest account, a Company phantom stock account, or other investment option established under the plan’s terms. Distributions are made in cash in either annual installments or as a lump sum after service as a director ceases.

Retirement Policy

Under the Board’s corporate governance standards, no individual may serve as a director beyond the annual meeting of shareholders on or following his or her 72nd birthday. Individual directors who change the responsibility they held when they were elected to the Board should volunteer to resign from the Board to afford the Board the opportunity, through the Directors and Corporate Governance Committee, to review the continued appropriateness of Board membership under the circumstances. The Board’s corporate governance standards call for a director who is also an employee of the Company to retire from the Board upon his or her termination of employment.

Certain Relationships

Director Racicot is a partner with Bracewell & Patterson, L.L.P., which firm provided legal services to the Company in 2002, and is expected to provide legal services in 2003. Director Martinez is a partner with the Munger, Tolles & Olson law firm, which firm provided legal services to the Company in 2002 and is expected to provide legal services to the Company in 2003. J.P. Morgan Chase & Co. and its affiliates provided a variety of financing and banking services to the Company in the ordinary course of business in 2002, and are expected to provide similar services in 2003. Director Shapiro is Vice Chairman for Finance, Risk Management, and Administration of J.P. Morgan Chase & Co. Directors Racicot, Martinez and Shapiro have no direct or personal interest in these legal or financing and banking services; their interests arise only because of their positions as a partner or an executive officer with their respective firms or company and as directors of BNSF.

STOCK OWNERSHIP IN THE COMPANY

Certain Beneficial Owners	To the best of the Company’s knowledge, the following are the only persons who own beneficially five percent or more of its common stock outstanding:

Name and Address of Beneficial Owner	Shares Held and Nature of Beneficial Ownership		Percentage
AXA Financial, Inc. 1290 Avenue of the Americas New York, NY 10104	29,095,983	(1)	7.7	% (1)

Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	20,434,183	(2)	5.41	% (2)

(1)	Based on share holdings reported in an amendment to a joint filing on Schedule 13G dated February 12, 2003, reporting holdings as of December 31, 2002. The filing group includes: AXA Financial, Inc.; four French mutual insurance companies, AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, and AXA Assurances Vie Mutuelle, 370, rue Saint Honore, 75001 Paris, France, and AXA Courtage Assurance Mutuelle, 26, rue Louis le Grand, 75002 Paris, France, as a group; AXA, 25, avenue Matignon, 75008 Paris, France; and their subsidiaries. The Schedule 13G indicates that the reporting persons had sole voting power for 12,811,091 shares and shared voting power for 5,370,469 shares, and had sole dispositive power for 29,035,683 shares, and shared dispositive power for 60,300 shares. According to the Schedule 13G, a majority of the shares reported are held by unaffiliated third-party client accounts managed by Alliance Capital Management L.P., as investment adviser, which is a majority-owned subsidiary of AXA Financial, Inc.

(2)	Based on share holdings reported in Schedule 13G, dated February 10, 2003, reporting holdings as of December 31, 2002 by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Trust and Banking Company (Japan) Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, and Barclays Capital Investments. The Schedule 13G indicates that the reporting persons had sole power to vote or direct the vote for 20,412,511 shares, and had sole power to dispose or to direct the disposition of 20,412,511 shares.

Transactions with the Company.    In June 2002, Barclays Capital Inc. (an affiliate of Barclays Global Investors, NA) acted as co-managing underwriter of an offering of $118,293,000 principal amount of pass through certificates (of which it underwrote $23,658,000) issued under a leveraged lease in which the Company’s wholly-owned subsidiary, The Burlington Northern and Santa Fe

Railway Company (“BNSF Railway”), is the lessee. BNSF Railway paid Barclays Capital Inc. approximately $90,000 in underwriting fees.

Barclays Bank PLC has agreed to provide up to $45 million in revolving credit loans to the Company under a 364-day Revolving Credit Agreement dated as of June 19, 2002. No loans were outstanding in 2002 and no loans are currently outstanding under this commitment. The Company paid Barclays Bank PLC approximately $45,000 in fees in 2002 related to this commitment.

BNSF Railway and Barclays Bank PLC have entered into costless collar agreements utilizing West Texas Intermediate crude oil (WTI) and NYMEX #2 heating oil (HO). Between January 1, 2002 and February 28, 2003, BNSF Railway entered into collars covering 25.2 million gallons of HO expiring in 2003, and 7.1 million barrels of WTI expiring in 2003 through 2005, with an aggregate fair value (as calculated by Barclays Bank PLC) of approximately $24 million at February 28, 2003.

Ownership of Directors and Executive Officers

The following table shows, as of February 28, 2003, the number of shares of Company common stock beneficially owned by directors, the executive officers named in the Summary Compensation Table, and all directors and executive officers of the Company as a group, with sole voting and investment power, unless otherwise indicated. No individual director or executive officer owned more than one percent of the outstanding common stock as of that date. Directors and executive officers as a group owned approximately 1.2 percent of outstanding shares.

Name of Beneficial Owner	Position	Ownership
Alan L. Boeckmann	Director	6,328
John J. Burns, Jr.	Director	38,478	(1)(2)
Bill M. Lindig	Director	26,587	(1)
Vilma S. Martinez	Director	19,008	(1)(3)
Marc F. Racicot	Director	5,750
Roy S. Roberts	Director	27,477	(1)
Matthew K. Rose	Chairman, President, and Chief Executive Officer, Director	1,186,600	(4)
Marc J. Shapiro	Director	28,354	(1)
J.C. Watts, Jr.	Director	0
Robert H. West	Director	25,924	(1)
J. Steven Whisler	Director	32,775	(1)(5)
Edward E. Whitacre, Jr.	Director	30,967	(1)
Michael B. Yanney	Director	54,098	(1)
Carl R. Ice	Executive Vice President and Chief Operations Officer	517,178	(4)
Thomas N. Hund	Executive Vice President and Chief Financial Officer	775,967	(4)
Charles L. Schultz	Executive Vice President	901,479	(4)(6)
Jeffrey R. Moreland	Executive Vice President Law & Government Affairs and Secretary	563,792	(4)
Directors and Executive Officers as a Group (20 persons)		4,548,705	(1)(3)(4)

(1)	The amounts reported include shares of restricted stock and restricted stock units issued under the Non-Employee Directors’ Stock Plan as follows: 1,578 for Director Boeckmann; 1,000 for Director Racicot; and 2,571 for each of Directors Burns, Lindig, Martinez, Roberts, Shapiro, West, Whisler, Whitacre, and Yanney; and 25,717 for all directors as a group.

The amounts reported include shares which may be acquired through presently exercisable stock options and stock options which will become exercisable within 60 days of February 28, 2003, under the Non-Employee Directors’ Stock Plan (or a predecessor plan) as follows: 4,750 for Directors Boeckmann and Racicot; 21,000 for each of Directors Burns, Roberts, Shapiro, West, Whisler, Whitacre and Yanney; 18,000 for Director Lindig; 15,000 for Director Martinez; and 189,500 for all directors as a group.

In addition to the amounts reported, certain Directors held phantom stock units under the Deferred Compensation Plan for Directors as of January 31, 2003, as follows: 9,976 for Director Burns; 627 for Director Roberts; 7,247 for Director Whisler; 22,831 for Director Yanney; and 40,681 for all directors as a group.

(2)	In addition, Director Burns is President and Chief Executive Officer and a director of Alleghany Corporation, which beneficially owns 16,000,000 shares of the Company’s common stock (approximately 4.26% of shares outstanding as of December 31, 2002).

(3)	Includes 469 shares Director Martinez holds through a retirement plan.

(4)	The amounts reported include shares of restricted stock held by executive officers as follows: 61,834 for Mr. Rose; 14,900 for Mr. Schultz; 30,800 for Mr. Ice; 65,740 for Mr. Hund; 36,795 for Mr. Moreland; and 269,891 for all executive officers as a group. In addition to the amounts reported, the following are phantom stock units held by executive officers pursuant to the Burlington Northern Santa Fe Senior Management Stock Deferral Plan: 128,463 for Mr. Rose; 14,900 for Mr. Schultz; 14,147 for Mr. Hund; 106,665 for Mr. Moreland; and 279,009 for all executive officers as a group.

The amounts reported include shares which may be acquired through presently exercisable stock options and stock options which will become exercisable within 60 days of February 28, 2003, as follows: 1,123,401 for Mr. Rose; 830,917 for Mr. Schultz; 461,497 for Mr. Ice; 615,616 for Mr. Hund; 500,670 for Mr. Moreland; and 3,747,579 for all executive officers as a group.

The amounts reported include share equivalents credited under the Investment and Retirement Plan, a 401(k) plan, as of January 31, 2003, as follows: 1,365 for Mr. Rose; 12,792 for Mr. Schultz; 9,076 for Mr. Moreland; and 26,253 for all executive officers as a group.

(5)	Includes 33 shares in which Mr. Whisler shares voting and investment power as co-trustee and co-beneficiary of a family revocable trust.

(6)	Includes 216 shares held by immediate family members as to which Mr. Schultz disclaims beneficial ownership, and 177 shares held in an IRA account.

ELECTION OF DIRECTORS

Annual Election

At the annual meeting, you and the other shareholders will elect 12 directors, each to hold office for a term of one year and until his or her successor has been elected and qualified. All incumbent directors, with the exception of Directors Martinez, Rose, Boeckmann, Racicot and Watts initially became directors of the Company on September 22, 1995, with the business combination of Burlington Northern Inc. (“BNI”) and Santa Fe Pacific Corporation (“SFP”). Director Bill M. Lindig—who has served as a director since 1993—is retiring and will not stand for re-election. All other incumbent directors have been nominated for re-election.

Nominees

The nominees for whom the shares represented by the enclosed proxy are intended to be voted, unless such authority is withheld, are identified below along with certain background information. We do not contemplate that any of these nominees will be unavailable for election but, if such a situation should arise, the proxy will be voted in accordance with the best judgment of the named proxies unless you have directed otherwise. Years served as a director of the Company includes prior service as directors of BNI, SFP and predecessor companies. No nominee, other than Mr. Rose, is or has been employed by or served as an executive officer of BNSF or its subsidiaries.

Nominees for Director

ALAN L. BOECKMANN, 54	Director since 2001

Chairman and Chief Executive Officer of Fluor Corporation, Aliso Viejo, California (professional services holding company offering engineering, procurement, construction management and other services) since February 2002. Previously, President and Chief Operating Officer of Fluor Corporation from February 2001 to February 2002, President and Chief Executive Officer of Fluor Daniel (engineering, procurement, and construction services) from March 1999 to February 2001, Group President, Energy and Chemicals of Fluor Daniel from June 1997 to March 1999, and Group President, Chemical and Industrial Process of Fluor Daniel from January 1996 to June 1997. Also a director of Fluor Corporation. Member of BNSF’s Audit Committee and the Directors and Corporate Governance Committee.

JOHN J. BURNS, JR., 71	Director since 1995

President and Chief Executive Officer of Alleghany Corporation, New York, New York (holding company with casualty insurance, industrial minerals, and steel fastener distribution operations, and an investment position in Burlington Northern Santa Fe Corporation) since July 1992. Also a director of Alleghany Corporation and Fidelity National Financial, Inc. Member of BNSF’s Executive Committee and the Compensation and Development Committee.

VILMA S. MARTINEZ, 59	Director since 1998

Partner in Munger, Tolles & Olson LLP, Los Angeles, California (law firm) since September 1982. Also a director of Anheuser-Busch Companies, Inc., and Fluor Corporation. Member of BNSF’s Audit Committee and the Directors and Corporate Governance Committee.

MARC F. RACICOT, 54	Director since 2001

Partner, Bracewell & Patterson, L.L.P., Washington, D.C. (law firm) since February 2001, and Chairman, Republican National Committee, Washington, D.C. (political organization) since January 2002. Previously, Governor of the State of Montana from 1993 to 2001. Also a director of Siebel Systems, Inc. and Massachusetts Mutual Life Insurance Company. Member of BNSF’s Executive Committee and the Directors and Corporate Governance Committee.

ROY S. ROBERTS, 63	Director since 1993

Retired Group Vice President, North American Vehicle Sales, Service and Marketing of General Motors Corporation, Detroit, Michigan (manufacturer of motor vehicles) since April 2000, a position he had held since July 1999. Previously, Vice President and Group Executive, North American Vehicle Sales, Service and Marketing from October 1998 to July 1999; Vice President and General Manager, Field Sales, Service and Parts from August 1998 to October 1998; and, from February 1996 to August 1998, Vice President and General Manager of Pontiac-GMC Division of General Motors Corporation. Also a director of Abbott Laboratories. Member of BNSF’s Compensation and Development Committee and the Directors and Corporate Governance Committee.

MATTHEW K. ROSE, 43	Director since 2000

Chairman, President and Chief Executive Officer of Burlington Northern Santa Fe Corporation since March 2002. Also, Chairman, President and Chief Executive Officer of The Burlington Northern and Santa Fe Railway Company. Previously, President and Chief Executive Officer of Burlington Northern Santa Fe Corporation since December 2000; President and Chief Operating Officer of the Company from June 1999; Senior Vice President and Chief Operations Officer from August 1997 to June 1999; and, from May 1996 to August 1997, Senior Vice President-Merchandise Business Unit. Chairman of BNSF’s Executive Committee.

MARC J. SHAPIRO, 55	Director since 1995

Vice Chairman for Finance, Risk Management, and Administration of J.P. Morgan Chase & Co., New York, New York (bank holding company) since January 2001. Previously, Vice Chairman for Finance, Risk Management and Administration of The Chase Manhattan Corporation, New York, New York (bank holding company) from July 1997 to December 2000, and Chairman and Chief Executive Officer, Chase Bank of Texas N.A., Houston, Texas (banking) from 1989 to July 1997. Also a director of Kimberly-Clark Corporation and a trustee of Weingarten Realty Investors. Member of BNSF’s Audit Committee and the Directors and Corporate Governance Committee.

J.C. WATTS, JR., 45	Director since January 2003

Chairman, J.C. Watts Companies LLC, and J.C. Watts Enterprises, Inc., Norman, Oklahoma (communications and public affairs). Member of Congress (R-4th Dist.-OK) from January 1995 to January 2003 and Chairman of House Republican Conference from 1998-2002. Also a Director of Dillards, Inc., Terex Corporation, and Clear Channel Communications Inc.

ROBERT H. WEST, 64	Director since 1980

Retired Chairman of the Board of Butler Manufacturing Company, Kansas City, Missouri (manufacturer of pre-engineered building systems and specialty components), a position he had held from January 1999 to July 1999. Previously, Chairman and Chief Executive Officer of Butler Manufacturing Company from May 1986 to January 1999. Also a director of Astec Industries, Inc., Commerce Bancshares, Inc. and Great Plains Energy Incorporated. Chairman of BNSF’s Audit Committee and member of the Executive Committee and the Compensation and Development Committee.

J. STEVEN WHISLER, 48	Director since 1995

Chairman, President and Chief Executive Officer, Phelps Dodge Corporation, Phoenix, Arizona (mining and manufacturing) since May 2000. Previously, President and Chief Executive Officer of Phelps Dodge Corporation from January 2000 to May 2000; President and Chief Operating Officer from December 1997 to January 2000; and from October 1988 to December 1997, Senior Vice President of Phelps Dodge Corporation. Also, President of Phelps Dodge Mining Company, a division of Phelps Dodge Corporation, from November 1991 to September 1998. Also a director of Phelps Dodge Corporation, Southern Peru Copper Corporation, and America West Holdings Corporation and its subsidiary, America West Airlines, Inc. Member of BNSF’s Audit Committee and the Compensation and Development Committee.

EDWARD E. WHITACRE, JR., 61	Director since 1993

Chairman and Chief Executive Officer, SBC Communications Inc., San Antonio, Texas (communications holding company) since January 1990. Also a director of Anheuser-Busch Companies, Inc., Emerson Electric Co., The May Department Stores Company, and SBC Communications Inc. Chairman of BNSF’s Directors and Corporate Governance Committee and member of the Executive Committee.

MICHAEL B. YANNEY, 69	Director since 1989

Chairman, America First Companies L.L.C., Omaha, Nebraska (investments) since August 2001. Previously, Chairman and Chief Executive Officer from October 2000, and Chairman, President and Chief Executive Officer from 1984. Also a director of Forest Oil Corporation, Level 3 Communications, Inc., MFA Mortgage Investments, Inc., and RCN Corporation. Chairman of BNSF’s Compensation and Development Committee and member of the Executive Committee.

We recommend a vote FOR all of the above nominees.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT

ON 2002 EXECUTIVE COMPENSATION

The following report on 2002 executive compensation is presented by the Compensation and Development Committee of the Board (the “Committee”), which has responsibility for reviewing and making recommendations to the Board for executive compensation. This includes establishing and reviewing executive base salaries, administering the annual Incentive Compensation Plan as it relates to executive officers, and administering equity-based compensation under the Burlington Northern Santa Fe 1999 Stock Incentive Plan, as amended (“Stock Plan”) and predecessor plans. The Committee consists of independent, non-employee directors, who have no interlocking relationships with the Company.

BNSF Vision

The Company’s vision is to realize its tremendous potential by providing transportation services that consistently meet our customers’ expectations. Benchmarks are identified against which the Company can measure its success in meeting the needs of its primary constituencies—customers, shareholders, employees, and communities. The Company’s executive compensation programs help the Company realize its vision and support its business strategies.

Philosophies and Objectives

The Committee believes that compensation programs should reflect the Company’s compensation philosophy and support specific compensation objectives. The Committee also believes that programs designed specifically for executives should exemplify the Company’s compensation philosophy and reflect executives’ roles as key decision-makers. The philosophical principles and specific objectives are noted below.

Philosophical Principles

•	Compensation programs should encourage strong operating and financial performance.

•	Compensation programs should help create a shared sense of direction, ownership, and commitment.

•	The Company should emphasize performance-based compensation (“pay at risk”) that provides greater rewards for stronger performance through both cash and equity-based incentives.

Specific Program Objectives

•	The compensation program should attract and retain key employees and managers by providing competitive opportunities.

•	The programs should focus employees on operating performance that will maximize the value of the Company’s operations.

•	The programs should focus employees on building the profitability and fundamental value of the Company, which ultimately should impact the value of the stock, thus enabling employees to realize gains if the Company attains its performance objectives.

•	The programs should provide mechanisms to allow employees to exchange cash compensation for stock-based awards.

Competitive Compensation Objectives

The Committee has established external competitive benchmarks for each element of compensation which it believes fully support the principles outlined above. The market for assessing compensation is defined as companies from general industry with revenue comparable to the Company. The group of comparators used for these analyses will be broader than that used for the peer group index reflected in the Performance Graph following this report. The Committee believes that the Company’s most direct competitors for executive talent are not limited to companies used as a peer group to compare shareholder returns. Rather, the market reflects a broader group of companies of comparable revenue size with which the Company competes to attract and retain the most skilled and talented executives available.

The Committee’s marketplace compensation objectives are:

•	Base Salaries—Consistent with a focus on pay at risk, market rates for executives’ base salary ranges are set at approximately the 25th percentile level of the Company’s comparator group. Base salary market rates for other salaried employees are set to approximate between the 25th and 50th percentiles, depending on organizational level.

•	Annual Incentives—Opportunities under the Incentive Compensation Plan (“ICP”) are intended to provide competitive total cash compensation (base salary plus annual incentives) based on company-wide performance goal achievement. If the Company attains its targeted performance goals, cash compensation levels will approximate the 50th percentile of the Company’s comparator group. If the Company attains superior performance levels, cash compensation will exceed the 50th percentile of the Company’s comparator group.

•	Long-term Incentives—To emphasize pay that is tied to the Company’s stock performance over time, opportunities provided under long-term incentive programs are targeted to approximate the 60th percentile of total compensation in the comparator market. If the Company’s stock attains superior performance levels, total compensation will exceed the 60th percentile of the Company’s comparator group.

•	Employee and Executive Benefits—Benefit levels will reflect competitive median market levels.

Annual Cash Compensation

Base Salaries.    The Company considers various factors in assigning executives to specific salary ranges, including job content, level of responsibility, accountability, and the competitive compensation market. On an annual basis, all employees’ salaries including those of executives are reviewed and adjusted to reflect individual performance and position within their respective ranges.

Incentive Compensation Plan. Executives are eligible for annual performance-based awards under the Company’s ICP, as are all salaried employees. For 2002, goals for all participants including executives were weighted 30 percent upon achievement of targeted levels of operating income, 30 percent upon achievement of targeted levels of free cash flow, 15 percent upon achievement of on-time performance goals, 10 percent upon achievement of asset utilization goals, and 15 percent upon achievement of departmental goals which focused on safety and revenue contribution. The incentive awards for all employees, including all executive officers, reflected payments of 73.03 percent and 83.03 percent of the individual’s target ICP potential for marketing business units and all other departments, respectively. In addition, individuals whose 2002 performance exceeded or far exceeded the objectives and competencies for their positions had their individual awards increased by 5 percent and 10 percent, respectively.

The actual incentives earned by Messrs. Ice, Schultz, Hund and Moreland for achievement of Company goals were based on the Company’s performance as described under “CEO Compensation” in this report.

For 2003, the weighting for operating income is increasing from 30 percent to 40 percent, and the weighting for free cash flow is changing from 30 percent to 20 percent. The weightings for safety and on-time performance remain at 15 percent each, and revenue contribution is weighted at 10 percent. There are no departmental goals for 2003. The level of award opportunity under the ICP varies by executive. Opportunities generally are established to provide competitive (50th percentile) cash compensation relative to the market for performance that meets the Company’s targets, and will exceed the 50th percentile of cash compensation for superior Company performance.

Long-Term Incentives

To encourage ownership in the Company and to align employees’ interests with those of shareholders, the Company provides equity grants under the Stock Plan. The Stock Plan supports the Company’s compensation philosophy and objectives, and encourages employee focus on the types and levels of performance that lead to increased stock prices and overall returns to shareholders. The specific programs used under the plan (including the Incentive Bonus Stock Program, the Salary Exchange Option Program, the Senior Management Stock Deferral Plan, and stock and option grants) all enable and support executive stock ownership.

Stock Ownership Goals.    A commitment to significant stock ownership on the part of the Company management is an important element of the compensation programs. The Committee established 2002 stock ownership guidelines as follows:

Executive Level	2002 Stock Ownership Goals (As a Multiple of Salary)
Chairman, President and Chief Executive Officer	5 x Base Salary
Executive Vice Presidents	3 x Base Salary
Vice Presidents and Senior Managers in Salary Band 36	2 x Base Salary
Senior Managers in Salary Bands 34 and 35	1 x Base Salary

Each executive and senior manager covered by the goals is required to retain the net, after-tax shares obtained through option exercises, or through vested restricted stock, until he or she accumulates the required ownership levels. The Committee monitors total share holdings on an annual basis. All executive officers, other executives and senior managers currently meet their respective ownership goals.

Incentive Bonus Stock Program.    To encourage individual stock ownership, executives and senior managers are given the opportunity to exchange up to 100 percent of their ICP cash awards for a grant of restricted stock. Participants electing the exchange receive a restricted stock grant equal to 150 percent of the ICP award foregone. Shares vest three years after grant, but shares awarded in 2002 may vest in two years upon attainment of certain pre-specified free cash flow performance goals.

Salary Exchange Option Program.    To reinforce the link between stock price performance and executive compensation, executives and selected senior managers have the opportunity to exchange up to 25 percent of their base salary each year for a grant of non-qualified stock options with an exercise price equal to the fair market value of the Company’s common stock on the date of grant and with a term of up to ten years from the date of grant. Participants receive 450 non-qualified stock options for each $1,000 of base salary exchanged and may elect salary exchanges for up to three consecutive years at one time. Options vest on the anniversary of the date of grant following the year for which the base salary was exchanged.

Senior Management Stock Deferral Plan.    The Senior Management Stock Deferral Plan provides management with retirement and tax planning flexibility. The plan allows senior management to defer unrealized gains from non-qualified stock option exercises, or the value of restricted stock grants, such as grants from the Incentive Bonus Stock Program (above), into phantom share units held in the plan. Stock options must be exercised using previously acquired shares of the Company’s common stock to take advantage of this plan.

Stock and Option Grants.    Under the Stock Plan, the Company makes periodic grants of stock options and restricted stock to key salaried employees. Stock options cannot be issued with an exercise price below the market value of the Company common stock on the date of grant, thus ensuring that recipients will benefit only when the price of the Company’s stock appreciates, and they vest pro rata over three years. Stock options for executives and others may also include a reload feature that encourages executives to exercise their options and helps them achieve their stock ownership goals; reload grants of options vest in six months but expire under the terms of the original option grant. Grants of restricted stock provide for vesting in three years after grant; vesting may also be contingent on achievement of Company performance goals. To reinforce the Company’s objective of linking a portion of total compensation to stock value, the grant sizes for all eligible employees are targeted to provide long-term incentive opportunities at approximately the 60th percentile of the market. Actual stock grants also reflect each recipient’s individual current and anticipated performance and salary band.

CEO Compensation

The factors upon which Mr. Rose’s 2002 compensation was based are the same as described for all executive officers pursuant to the executive compensation strategy described earlier in this report. Mr. Rose is eligible to participate in the same compensation plans available to other executive officers of the Company. Mr. Rose participates in the Company’s program that allows him to receive restricted shares instead of cash for ICP awards, and to defer the value of these shares into phantom stock units. He also participated in the Company’s program that allows him to exchange a portion of his base salary for options. Mr. Rose’s 2002 stock ownership goals were five times his base salary, and he exceeded this goal.

The Committee assesses the Chief Executive Officer’s base salary each year based on a review by outside consultants of compensation levels for the Company relative to those of corporations of comparable size, revenues and employee base. In accordance with its established objectives, the Committee measures the Chief Executive Officer’s base salary against the 25th percentile for an organization of the Company’s size, as reflected in competitive studies.

Mr. Rose’s base salary in 2002 was $770,000 until his election to Chairman, President and Chief Executive Officer on March 21, 2002, at which time his base salary was increased to $847,000. His salary paid for 2002 was $805,996, reflecting his previous election to exchange salary for stock options under the Salary Exchange Option Program.

On April 25, 2002, the Committee granted Mr. Rose 14,250 shares of time-based restricted stock, 14,250 shares of performance-based restricted stock and 245,000 stock options. Vesting of the performance-based restricted stock is tied to achievement of capital-adjusted-earnings improvement hurdles over a three-year period. The size of these grants was based on competitive data.

Mr. Rose’s 2002 incentive opportunity under the ICP was weighted 30 percent upon achievement of targeted levels of operating income, 30 percent upon achievement of targeted levels of free cash flow, 15 percent each upon achievement of safety and on-time performance goals, and 10 percent upon achievement of asset utilization goals. The actual incentive earned by Mr. Rose was $1,058,400. Mr. Rose exchanged approximately 75 percent of his award into phantom stock units in the Senior Management Stock Deferral Plan, with the number of units based on the number of shares of restricted stock that would have been awarded under the formula for the Incentive Bonus Stock Program. The computation for the percentage of goal achievement for Mr. Rose and other executive officers, which resulted in an award of 83.03 percent for Mr. Rose and others except those in marketing business units, was exactly the same as the computation for other salaried employees.

Actual awards for Mr. Rose and others reflect operating income that was below the threshold level of performance, and a free cash flow achievement level that was midway between threshold and target. In addition, the awards reflect the fact that the Company exceeded its goals for on-time performance. The awards also reflect achievement near the target level of performance for merchandise car utilization, and performance slightly above the threshold level for locomotive utilization. Lastly, the awards reflect that the Company exceeded its departmental goals for reduction of lost and restricted work time as well as personal injuries (as measured by Federal Railroad Administration standards), and performed near the target level for weighted revenue contribution, but did not achieve the threshold level for total revenue contribution.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its most highly compensated executive officers. However, performance-based compensation that has been approved by shareholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of “outside directors” (as defined for purposes of Section 162(m)). All members of the Committee qualify as “outside directors.”

The Committee has considered these requirements and the regulations. While the tax impact of any compensation arrangement is one factor to be considered, this impact is evaluated by the Committee in light of the Company’s overall compensation philosophy and objectives. The Company has established the Stock Plan which permits the grant of stock awards that meet the requirements of Section 162(m) of the Code and, hence, will allow the Company to take federal income tax deductions for compensation expense. However, the Committee believes there are circumstances in which the Company’s and shareholders’ interests may be best served by providing compensation that is not fully deductible, and that its ability to exercise discretion outweighs the advantages of qualifying compensation under Section 162(m).

Compensation and Development Committee:

Michael B. Yanney, Chairman
John J. Burns, Jr.
Bill M. Lindig
Roy S. Roberts
Robert H. West
J. Steven Whisler

PERFORMANCE GRAPH

The following graph depicts a five year comparison of cumulative total stockholder returns for the Company, the Standard & Poor’s 500 Stock Index (“S&P 500”), and the Standard & Poor’s Railroad Index (“S&P Rail”). The Company is included within both the S&P 500 and S&P Rail indices. The graph assumes the investment of $100 on December 31, 1997, in the Company’s common stock, the S&P 500, and the S&P Rail, and the reinvestment of all dividends.

December 31	BNSF	S&P 500	S&P Rail
1997	$100	$100	$100
1998	$112	$129	$92
1999	$81	$156	$77
2000	$96	$141	$84
2001	$98	$125	$99
2002	$91	$97	$97

EXECUTIVE COMPENSATION

Summary Compensation Table	The following table summarizes the compensation earned by our Chief Executive Officer and each of the other four most highly compensated executive officers in 2002, for the years indicated below.

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary(1)		Bonus(2)		Restricted Stock(2)(3)		Securities Underlying Options (Shares)	All Other Compensation(4)
Matthew K. Rose Chairman, President and Chief Executive Officer	2002 2001 2000	$ $ $	805,996 676,000 461,682	$ $ $	312,228 15,000 154,079	$ $ $	1,904,289 1,350,451 2,559,563	245,000 350,000 282,400	$ $ $	88,322 47,725 41,532

Carl R. Ice Executive Vice President and Chief Operations Officer	2002 2001 2000	$ $ $	359,750 350,000 270,000	$ $ $	420,489 224,873 139,422	$ $ $	424,193 438,746 0	78,000 114,226 149,250	$ $ $	38,233 24,658 21,388

Charles L. Schultz Executive Vice President (5)	2002 2001 2000	$ $ $	341,900 324,400 292,000	$ $ $	309,143 200,170 190,443	$ $ $	410,421 424,501 0	56,000 80,500 247,300	$ $ $	32,116 24,721 28,443

Thomas N. Hund Executive Vice President and Chief Financial Officer	2002 2001 2000	$ $ $	304,875 282,000 247,000	$ $ $	0 0 14,210	$ $ $	882,445 664,907 263,246	112,748 92,528 224,050	$ $ $	31,974 23,261 14,973

Jeffrey R. Moreland Executive Vice President Law & Government Affairs and Secretary	2002 2001 2000	$ $ $	220,900 201,900 172,800	$ $ $	0 174,039 12,348	$ $ $	884,257 339,031 234,442	80,637 92,195 235,406	$ $ $	167,909 96,464 101,337

(1)	Salary has been reduced by the amounts foregone for participation in the Salary Exchange Option Program by Messrs. Rose, Ice, Schultz, Hund and Moreland, and for participation in the Company’s Estate Enhancement Program for Mr. Moreland in 2002, 2001, and 2000.

(2)	The bonus awards for the individuals named above were paid pursuant to the annual incentive compensation plan described in the Compensation and Development Committee Report on 2002 Executive Compensation in this proxy statement. Messrs. Rose and Hund elected to forego all or a portion of their annual incentives pursuant to the Incentive Bonus Stock Program or the Senior Management Stock Deferral Plan in exchange for restricted stock or restricted stock units in 2002, 2001 and 2000. Mr. Moreland made a similar election as to 2002 and 2000. In 2002, Mr. Moreland’s annual incentive was also reduced for his participation in the Company’s Estate Enhancement Program.

(3)	Mr. Rose was granted 300,000 shares of restricted stock on April 20, 2000, which consisted of 100,000 shares valued at $2,378,000 that vest in equal installments over three years, and 200,000 shares valued at $4,756,000 that were to vest in two equal annual installments following the proposed combination of BNSF and Canadian National Railway Company. Upon the public announcement of the mutual termination of the combination on July 14, 2000, the latter 200,000 shares were cancelled.

Restricted shares and corresponding market value owned by the individuals named above on December 31, 2002, based upon a per share value of $25.92, are shown below. Dividends are paid on restricted stock. No shares vest in less than three years except for grants made in 2002 under the Incentive Bonus Stock Program which may vest in two years if certain Company pre-specified free cash performance goals are achieved.

Named Executive	Shares of Restricted Stock	Market Value
Matthew K. Rose	115,730	$2,999,722
Carl R. Ice	30,800	$798,336
Charles L. Schultz	29,800	$772,416
Thomas N. Hund	59,149	$1,533,142
Jeffrey R. Moreland	31,681	$821,172

(4)	For 2002, reflects matching contributions to the Burlington Northern Santa Fe Investment and Retirement Plan and the Burlington Northern Santa Fe Supplemental Investment and Retirement Plan. In addition, in connection with his participation in the Company’s Estate Enhancement Program, $143,367 is reflected for Mr. Moreland.

(5)	In 2002, Mr. Schultz’s title was Executive Vice President and Chief Marketing Officer.

Stock Option Grants in 2002

The following table provides information as to the individuals named in the Summary Compensation Table and grants of stock options during 2002. All initial option grants to these individuals have a reload feature under which optionees using outstanding shares to pay the exercise price receive an option for the number of shares so used with an exercise price equal to fair market value on the date of exercise and expiring on the same date as the initial option. No more than two reload grants may be made in connection with any initial grant and the reload feature is not available with respect to any grant of options pursuant to a reload.

		Individual Grants
Name	Number of Securities Underlying Options Granted (Shares)	% of Total Options Granted to Employees in Fiscal Year	Exercise Or Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Black-Scholes Calculation(6)

Matthew K. Rose(1)	245,000	8.51%	$27.55	04/25/2012	$1,913,450

Carl R. Ice(2)	78,000	2.71%	$27.55	04/25/2012	$609,180

Charles L. Schultz(3)	56,000	1.95%	$27.55	04/25/2012	$437,360

Thomas N. Hund(4)	57,000	1.98%	$27.55	04/25/2012	$445,170
	14,433	0.50%	$29.20	01/18/2006	$99,010
	41,315	1.44%	$29.20	01/31/2006	$283,421

Jeffrey R. Moreland(5)	20,700	0.72%	$28.79	01/01/2012	$173,880
	9,937	0.35%	$31.48	03/28/2005	$80,688
	50,000	1.74%	$27.55	04/25/2012	$390,500

(1)	The option grant of 245,000 shares was granted on April 25, 2002, with a reload option, and becomes exercisable in three equal annual installments commencing April 25, 2003.

(2)	The option grant of 78,000 shares was granted on April 25, 2002, with a reload option, and becomes exercisable in three equal annual installments commencing April 25, 2003.

(3)	The option grant of 56,000 shares was granted on April 25, 2002, with a reload option, and becomes exercisable in three equal annual installments commencing April 25, 2003.

(4)	The option grant of 57,000 shares was granted on April 25, 2002, with a reload option, and becomes exercisable in three equal annual installments commencing April 25, 2003. The option grants of 14,433 shares and 41,315 shares were granted on August 9, 2002, as reload grants in connection with his use of shares to exercise vested stock options and became exercisable on February 9, 2003.

(5)	The option grant of 20,700 shares, exercisable beginning January 1, 2005, was granted on January 1, 2002, with a reload option, in exchange for $46,000 of his 2004 base salary. The option grant of 9,937 shares was granted on March 7, 2002, as a reload grant in connection with his use of shares to exercise vested stock options and became exercisable on September 7, 2002. The option grant of 50,000 shares was granted on April 25, 2002, with a reload option, and becomes exercisable in three equal annual installments commencing April 25, 2003.

(6)	The estimated present value at grant date reflected in the table has been calculated using the Black-Scholes option pricing model based on the following assumptions:

Exercise price:	Equal to the fair market value of the underlying stock on the date of grant.
Interest rate:	Equal to the interest rate on a U.S. Treasury security at the end of the quarter in which the option was granted with a maturity date corresponding to the option term.
Volatility rate:	35%.
Dividend rate:	$0.48 annual dividend per share.
Time of exercise:	4 years.

The approach used in developing the assumptions upon which the Black-Scholes variation was based is consistent with the requirements of Statement of Financial Accounting Standard No. 123, “Accounting for Stock Based Compensation.” The ultimate value of these options will depend on the future market price of the Company’s stock. The Black-Scholes model is only one method of valuing options, and the actual value of the options may be significantly different. The actual value of an option to an executive, if any, will depend on the excess of the stock price over the exercise price on the date the option is exercised.

Aggregated 2002 Stock Option Exercises and Year-End Option Values

The following table provides information as to the individuals named in the Summary Compensation Table concerning their exercise of stock options during 2002 and unexercised stock options held as of the end of 2002. No executive officers held Stock Appreciation Rights (SARs) in 2002, and BNSF has no plans to award SARs in the future.

	Shares Acquired On Exercise	Aggregate Value Realized(1)	Number of Securities Underlying Unexercised Options at Year End (Shares)		Value of Unexercised In-the-Money Options at Year End(1)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Matthew K. Rose	0	$0	914,267	489,133	$104,528	$19,764
Carl R. Ice	0	$0	357,996	172,250	$96,688	$37,058
Charles L. Schultz	25,000	$549,750	697,217	153,766	$936,271	$80,703
Thomas N. Hund	67,950	$247,598	440,000	202,431	$170,209	$68,351
Jeffrey R. Moreland	22,531	$296,395	576,648	175,516	$204,108	$69,174

(1)	Dollar values are calculated by determining the difference between the fair market value of the securities underlying options and the exercise price of options at exercise or at year-end, as applicable.

(2)	Options are in-the-money if the fair market value of the underlying securities exceeds the exercise or base price of the option.

Pension Plans

The following tables show the estimated pension benefits payable to a covered participant at normal retirement age (age 65) under the Burlington Northern Santa Fe Retirement Plan (“Retirement Plan”), as well as under the non-qualified supplemental pension plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits.

A participant’s average yearly compensation for purposes of the Retirement Plan is based upon his or her average base salary and cash bonus earned for the 60 consecutive months during the last 120 months of service for which such average is the highest or, in the case of a participant who has been employed for less than five years, the period of his or her employment with the Company and its subsidiaries (not including supplemental benefits discussed below). For purposes of the Retirement Plan, 2002 covered compensation as used in the computation of this average for the five individuals named in the Summary Compensation Table is as follows:

Executive Officer	2002 Covered Compensation	Estimated Years of Service
Matthew K. Rose	$1,886,150	10
Charles L. Schultz	$749,043	33
Carl R. Ice	$825,239	24
Thomas N. Hund	$731,088	20
Jeffrey R. Moreland	$685,304	25

Messrs. Rose, Ice and Hund and three other executive officers are covered under the current Retirement Plan formula. Estimated annual benefit levels under the BNSF Retirement Plan are not subject to any reduction for Social Security, Railroad Retirement, or other offsets. The estimated annual benefits are computed in the form of a single life annuity and are based on average earnings and years of service at retirement as follows:

BNSF RETIREMENT PLAN FORMULA

	Years of Service
Average Annual Compensation	10	15	20	25	30	35	40
$300,000	$36,614	$54,922	$73,229	$91,536	$109,843	$128,150	$146,458
$400,000	$50,614	$75,922	$101,229	$126,536	$151,843	$177,150	$202,458
$500,000	$64,614	$96,922	$129,229	$161,536	$193,843	$226,150	$258,458
$600,000	$78,614	$117,922	$157,229	$196,536	$235,843	$275,150	$314,458
$800,000	$106,614	$159,922	$213,229	$266,536	$319,843	$373,150	$426,458
$1,200,000	$162,614	$243,922	$325,229	$406,536	$487,843	$569,150	$650,458
$1,500,000	$204,614	$306,922	$409,229	$511,536	$613,843	$716,150	$818,458
$2,000,000	$274,614	$411,922	$549,229	$686,536	$823,843	$961,150	$1,098,458

Pursuant to the Retirement Plan, Messrs. Schultz and Moreland are grandfathered under the Santa Fe Pacific Retirement Plan benefit formula that was in place prior to adoption of the Retirement Plan. Annual benefits payable under the SFP benefit formula are not subject to any reduction for Railroad Retirement, Social Security, or other offsets. The estimated annual benefits are computed in the form of a single life annuity and are based on average earnings and years of service at retirement as follows:

SFP RETIREMENT PLAN FORMULA

	Years of Service
Average Annual Compensation	10	15	20	25	30	35	40
$300,000	$41,651	$62,476	$83,302	$104,127	$124,952	$145,778	$166,603
$400,000	$57,651	$86,476	$115,302	$144,127	$172,952	$201,778	$230,603
$500,000	$73,651	$110,476	$147,302	$184,127	$220,952	$257,778	$294,603
$600,000	$89,651	$134,476	$179,302	$224,127	$268,952	$313,778	$358,603
$800,000	$121,651	$182,476	$243,302	$304,127	$364,952	$425,778	$486,603
$1,200,000	$185,651	$278,476	$371,302	$464,127	$556,952	$649,778	$742,603
$1,500,000	$233,651	$350,476	$467,302	$584,127	$700,952	$817,778	$934,603
$2,000,000	$313,651	$470,476	$627,302	$784,127	$940,952	$1,097,778	$1,254,603

Employment Contracts and Other Arrangements

In January 1997, the Board of Directors adopted new BNSF change in control agreements to replace existing BNI and SFP Severance Agreements. Messrs. Ice, Schultz, Hund and Moreland have the BNSF severance agreement.

Under this agreement, in the event of a change in control (as defined in the Company’s Trust Agreements as discussed below) and a subsequent qualifying termination of employment, a participant would receive benefits equal to:

•	three times base salary and target bonus plus a tax make-whole payment;

•	life, disability, and health benefits for a period of up to thirty-six months;

•	vesting of all restricted stock (other than performance-based restricted stock) and pro rata vesting of stock options upon consummation of a future change in control event; and

•	outplacement and legal fees and expenses relating to claims under the severance agreement.

The tax make-whole payment would be limited to the extent that its value, when aggregated with other benefits or payments, equals three times the “base amount” as defined in Section 280G of the Internal Revenue Code. Moreover, the benefits of the BNSF severance agreement are limited if total benefits would incur an excise tax under Section 4999 of the Code except where the total of the benefits exceeds 120% of three times the “base amount,” in which case the benefits will be paid in full with all accompanying excise taxes due.

Certain officers, including Mr. Rose, retain benefits under prior BNI agreements. These agreements provide similar benefits except that the bonus would be paid at maximum level, additional pension and 401(k) Company match benefits are provided (calculated based on an assumed additional three years of service with annual increases in compensation), and a tax make-whole payment is not provided.

The Burlington Northern and Santa Fe Railway Company Severance Plan covers all full-time salaried employees, including BNSF executive officers, who are terminated other than for cause as defined in the Severance Plan. A participant will generally be entitled to an amount up to two years’ pay based upon a participant’s age, length of service and current salary. Benefits under the Severance Plan will not be paid if a participant receives payments under an individual severance agreement. BNSF executives who have individual severance agreements may elect to receive benefits under the Severance Plan instead of the severance payments provided by their individual severance agreements, but executive officers would receive benefits under their individual agreements in excess of those provided by the Severance Plan.

BNSF’s Estate Enhancement Program allows an individual to irrevocably forego a portion of cash compensation to enable the purchase of life insurance coverage on the individual and his or her spouse pursuant to a collateral assignment, split-dollar arrangement with BNSF. One executive officer, Mr. Moreland, participated in the program in 2002.

Under a Board-approved special retirement agreement for Mr. Rose, a supplemental benefit is provided based on the following target benefit formula: 2.2% of plan compensation (using a 3 year final average of base salary and ICP awards) for each of the first 14 years of service; 2.5% of plan compensation for each of the next 3 years; 3.0% of plan compensation for each of the next 3 years; and 3.5% of plan compensation for each of the next 4 years, subject to a maximum benefit of 61.3% of plan compensation. The benefit is offset by benefits payable under both the Retirement Plan and the non-qualified supplemental pension plan.

Under a Board-approved special retirement agreement for Mr. Schultz, a supplemental benefit is to be provided under the

Retirement Plan, adding four years of age and service, reducing the benefit for early retirement by 2% per year, and adding benefits related to the expiration of stock option grants.

Former Chairman Robert D. Krebs retired from the Board of Directors effective April 17, 2002, subsequent to which the Board approved a discretionary bonus to him of $2,500,000.

Trust Agreements

The Company maintains trust agreements to permit funds to be set aside with respect to the Company’s obligation to the individuals named in the Summary Compensation Table and the directors under deferred compensation programs and agreements, retirement commitments, and supplemental retirement plans. To the extent the plans are currently funded, the trusts provide for permanent funding of benefits under the supplemental retirement plans and the Directors’ Retirement Plan on a present value basis.

In the event of a “change in control” of the Company, the trust agreements provide for the payment of amounts which may become due, subject only to the claims of general creditors of the Company in the event that it became bankrupt or insolvent. Any of the following events are considered a “change in control”:

•	any person becomes the beneficial owner of securities representing 25% or more of the voting power of the Company’s outstanding securities;

•	during any period of two consecutive years, individuals who at the beginning of this period constitute the Board of Directors for the Company cease to constitute at least a majority of the Board;

•	The Company’s shareholders approve a merger or consolidation of the Company with another company; or

•	The Company’s shareholders approve a plan of complete liquidation or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

ADDITIONAL INFORMATION

Independent Public Accountant

PricewaterhouseCoopers LLP served as the independent public accountant for the Company in 2002. The Company’s independent public accountant for 2003 will be selected by the Board at a regular Board meeting to be held in 2003, prior to which PricewaterhouseCoopers LLP will continue its work under its engagement for 2002. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit Fees.    The aggregate fees and expenses billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2002, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year, were $967,000.

All Other Fees.    The aggregate fees and expenses billed by PricewaterhouseCoopers LLP for professional services rendered to the Company, other than the services described under “Audit Fees” above, for the fiscal year ended December 31, 2002, were $639,000. These fees were predominantly for services related to Company financings that are required to be provided by PricewaterhouseCoopers LLP, other audits required of the Company, and other audit and tax services for specific transactions or potential transactions of the Company. No information technology services relating to financial information systems design and implementation were rendered by PricewaterhouseCoopers LLP during the year ended December 31, 2002.

Audit Committee Report	This report is submitted by the Audit Committee of the Board of Directors.

The Board of Directors carries out its responsibility for oversight of the Company’s financial reporting process through the Audit Committee. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are independent and financially literate and that at least one member has accounting or related financial management expertise as required by the applicable listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a charter adopted by the Board in March 2000 and revised in February 2001. The Audit Committee and the Board annually review and reassess the adequacy of the charter. The Audit Committee and the Board currently have under review the rules proposed by the Securities and Exchange Commission to implement provisions of the Sarbanes-Oxley Act of 2002, and the new listing standards proposed by the New York Stock Exchange. When more of the applicable rules and standards become final, any charter revisions necessary to comply with those rules and standards will be made.

In the performance of our oversight function, we have reviewed and discussed the audited financial statements with management and the Company’s independent public accountant, PricewaterhouseCoopers LLP. We have also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statements on Auditing Standards No. 61 (Communication with Audit Committees) and No. 90 (Audit Committee Communications). In addition, we have received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and management. We have concluded, after review, that the non-audit services provided by PricewaterhouseCoopers LLP are not incompatible with their independence.

As set forth in the Committee’s charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the maintenance of appropriate accounting and financial reporting principles and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent public accountant, PricewaterhouseCoopers LLP, is responsible for auditing the Company’s financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States. The Audit Committee meets regularly with PricewaterhouseCoopers LLP, management and the Company’s internal auditors. PricewaterhouseCoopers LLP and the Company’s internal auditors have direct access to the Audit Committee, with and without the presence of management representatives, to discuss the scope and results of their work and their comments on the adequacy of internal accounting controls and the quality of financial reporting.

Based on our review and the discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

Audit Committee:
Robert H. West, Chairman
Alan L. Boeckmann
Bill M. Lindig
Vilma S. Martinez
Marc J. Shapiro
J. Steven Whisler

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of holdings of and transactions in BNSF’s common stock with the Securities and Exchange Commission. Based on our records and representations from these persons, we believe that all Securities and Exchange Commission beneficial ownership reporting requirements for 2002 were met, with the exception of one late filing with respect to an exercise of an option through tendering stock and another late filing with respect to two exercises of options through tendering stock on one day by Robert D. Krebs, a former director of BNSF, one late filing with respect to an exercise of options through tendering stock by Dennis R. Johnson, an executive officer of BNSF, and one late filing with respect to two exercises of options through tendering stock on one day by Jeffrey R. Moreland, an executive officer of BNSF.

Advance Notice Requirements

Shareholder Proposals for Annual Meeting in 2004.    Proposals by shareholders to be considered for inclusion in the proxy materials solicited by the directors for the annual meeting in 2004 must be received by BNSF’s Secretary at 2650 Lou Menk Drive, Fort Worth, Texas 76131-2830, no later than November 11, 2003. The use of certified mail, return receipt requested, is advised. To be eligible for inclusion, a proposal must also comply with Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934.

Other Shareholder Business at Annual Meeting in 2004.    For other business to be introduced at the annual meeting in 2004, including proposals not submitted pursuant to Rule 14a-8 for inclusion in our proxy materials, shareholders must send advance notice in writing to BNSF’s Secretary. To be timely, notice must be received no later than December 18, 2003 and no earlier than November 17, 2003. The advance notice must also meet the other requirements of Article II, Section 10 of the Company’s By-Laws. You may obtain a copy of our By-Laws by writing to our Secretary, Jeffrey R. Moreland.

Shareholder Nomination of Directors.    The Directors and Corporate Governance Committee will consider candidates for election as director as recommended by shareholders. Any such recommendation, together with the person’s qualifications and consent to being considered as a nominee, should be sent in writing to BNSF’s Secretary on or before November 30 of the year preceding the annual meeting to permit adequate time for review by the Committee. Shareholders intending to nominate a candidate for election as director at the annual meeting in 2004 must give advance notice in writing to BNSF’s Secretary. To be timely, notice must be received no later than December 18, 2003 and no earlier than November 17, 2003. The advance notice must also meet the other requirements of Article XII, Section 3 of the Company’s By-Laws.

Other Business

If any matters other than those set forth above are properly brought before the meeting, including any shareholder proposal omitted from the proxy materials pursuant to SEC rules, it is intended that the persons acting under the proxy will vote the proxies given to the Company in accordance with their best judgment. We are not aware of any other matters that may properly be brought before the meeting.

Your Vote is Important

If you are going to vote by mail, we encourage you to specify your choices by marking the appropriate boxes on the enclosed proxy card. However, you do not need to mark any boxes if you wish to vote according to the Board of Directors’ recommendations; just sign, date and return the proxy in the enclosed envelope. If you are going to vote your proxy by telephone or via the Internet, simply follow the instructions on the enclosed proxy card. Thank you for your cooperation and your prompt response.

By order of the Board of Directors.
Jeffrey R. Moreland
Executive Vice President Law & Government Affairs and Secretary
March 11, 2003

Burlington Northern Santa Fe Corporation

2650 Lou Menk Drive

Fort Worth, Texas 76131-2830

This Proxy is solicited on behalf of the Board of Directors.

The undersigned, revoking any proxy previously given, hereby appoints Jeffrey R. Moreland and Marsha K. Morgan, and each of them, proxy for the undersigned, with power of substitution, to vote as specified herein, all Common Stock held by the undersigned, with the same force and effect as the undersigned would be entitled to vote if personally present, at the annual meeting of shareholders of the Company to be held at The Fort Worth Club, 306 West 7th Street, Fort Worth, Texas, Wednesday, April 16, 2003, at 2:00 p.m. and at any adjournment or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as is properly brought before the meeting.

You are encouraged to specify your choices by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation; however, the proxies appointed above cannot vote your shares unless you sign and return this card, or vote by telephone or via the Internet as explained on the other side.

If you are a participant in any of the following employee benefit plans of the Company, this card also constitutes voting instructions for any shares held for the stockholder in the Burlington Northern Santa Fe Investment and Retirement Plan, Burlington Northern 401(k) Plan for TCU Employees, and Burlington Northern Santa Fe Non-Salaried Employees 401(k) Retirement Plan. If you are a participant in any of these plans, your shares will be voted in accordance with the terms of such plan.

IMPORTANT-PLEASE SIGN AND DATE ON REVERSE SIDE	SEE REVERSE SIDE

[FOLD AND DETACH PROXY CARD HERE AND RETURN IN ENCLOSED POSTAGE-PAID ENVELOPE TO VOTE BY MAIL]

Burlington Northern Santa Fe Corporation

Annual Meeting of Shareholders

April 16, 2003, 2:00 p.m.

The Fort Worth Club

Horizon Room

306 West 7th Street

Fort Worth, Texas

PLEASE NOTE: IF YOU PLAN TO ATTEND THE 2003 ANNUAL MEETING OF SHAREHOLDERS, PLEASE MARK THE APPROPRIATE BOX ON THE REVERSE SIDE OF THE PROXY CARD.

It is important that your shares are represented at the meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card above in the enclosed postage-paid envelope, or to vote using the telephone or Internet voting instructions on the other side.

☒  Please mark your

votes as in this

example.

This Proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxies as to any other business that may properly come before the meeting. If no directions are made, this proxy will be voted “FOR” the nominees for Director listed below.

The Board of Directors recommends a vote “FOR” all Nominees listed below.

	FOR	WITHHELD
1. Election of Directors	☐	☐ If marked, a vote is withheld from all nominees

NOMINEES FOR DIRECTOR:

For, except vote withheld from the following nominee(s):

01.	A.L. Boeckmann
02.	J.J. Burns, Jr.
03.	V.S. Martinez
04.	M.F. Racicot
05.	R.S. Roberts
06.	M.K. Rose
07.	M.J. Shapiro
08.	J.C. Watts, Jr.
09.	R.H. West
10.	J.S. Whisler
11.	E.E. Whitacre, Jr.
12.	M.B. Yanney.

I plan to attend the Annual Meeting of Shareholders.    ☐

In their discretion, the proxies are authorized to vote upon such other business as is properly brought before the meeting. Please sign EXACTLY as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. This proxy votes all shares held in all capacities.

SIGNATURE(S) IF HELD JOINTLY, TITLE OR AUTHORITY	DATE

FOLD AND DETACH PROXY CARD HERE AND RETURN IN ENCLOSED ENVELOPE IF YOU ARE VOTING BY MAIL, OR VOTE BY TELEPHONE OR VIA THE INTERNET AS EXPLAINED ON THE OTHER SIDE; RETAIN ADMISSION TICKET

VOTE BY TELEPHONE OR VIA THE INTERNET 24 HOURS A DAY AND 7 DAYS A WEEK

Your vote by telephone or via the Internet authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. Please follow these easy steps:

VOTE BY TELEPHONE — Call toll free 1-877-PRX-VOTE (1-877-779-8683) on a touch tone telephone. Shareholders residing outside the United States, Canada and Puerto Rico should call 1-201-536-8073. Use the Control Number located in the box above, just below the perforation. Enter the Control Number exactly as it appears and follow the recorded instructions. Your telephone vote must be received by 12:00 midnight New York time on April 15, 2003.

VOTE VIA INTERNET — Go to the website http://www.eproxyvote.com/bni. You will be prompted to enter your Control Number located in the box above, just below the perforation, to obtain your records and to create an electronic ballot. Your Internet vote must be received by 12:00 midnight New York time on April 15, 2003.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card above or to vote by telephone or via the Internet.

ELECTRONIC DELIVERY OF PROXY MATERIALS

You may sign up to receive future annual reports to shareholders and proxy materials electronically rather than by mail. If you are a registered shareholder and wish to consent to Internet delivery of future annual reports and proxy statements, go to the website http://www.econsent.com/bni. You will need to provide your taxpayer I.D. or social security number, your e-mail address, and your account number. If you are not a registered shareholder and wish to consent to electronic delivery, please contact the bank, broker or other nominee holder of record through which you hold your shares and inquire about this option. If you do elect to receive your BNSF materials via the Internet, you can still request paper copies by contacting BNSF’s Investor Relations office at 2500 Lou Menk Drive, Fort Worth, TX 76131-2828.

IF YOU PLAN ON ATTENDING THE 2003 ANNUAL MEETING, PLEASE MARK THE BOX ON THE PROXY CARD ABOVE OR AS PROMPTED WHEN VOTING BY TELEPHONE OR VIA THE INTERNET, AND BRING THIS TICKET WITH YOU FOR ADMITTANCE AT THE ANNUAL MEETING.

ADMISSION CARD

Burlington Northern Santa Fe Corporation

Annual Meeting of Shareholders

April 16, 2003, 2:00 p.m.

The Fort Worth Club

Horizon Room

306 West 7th Street

Fort Worth, Texas